UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            -------------------------

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                            -------------------------


       Date of Report (Date of earliest event reported):  June 17, 1999
                                                          -------------

                          NORTH AMERICAN VACCINE, INC.
         ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Canada                         1-10451               98-0121241
  ------------------------------   ------------------------ --------------------
    (State or other jurisdiction   (Commission File No.)    (IRS Employer
     of incorporation)                                      Identification No.)


                  10150 Old Columbia Road
                  Columbia, Maryland             21046
                  -------------------------- --------------
                  (Address of principal        (Zip Code)
                   executive offices)


       Registrant's telephone number, including area code: (410) 309-7100
                                                           --------------


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         (Former name or former address, if changed since last report.)

                               Page 1 of 3 pages.
                   There is no exhibit index in this document.


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ITEM 5.  OTHER EVENTS.

         On June 17, 1999, North American Vaccine, Inc. (the "Company") completed a transaction under which the Company retired approximately $8.4 million of its 6.50% convertible subordinated notes (the 6.50% Notes) in exchange for the issuance of 550,000 shares of the Company's Common Stock, no par value ("Common Stock"). The calculated value of the Common Stock in the exchange was $15.28 per share. The Company will save approximately $546,000 in annual interest charges as a result of the exchange. The exchange was privately negotiated with a single holder of the 6.50% Notes.

         The 6.50% Notes were issued in May 1996 and are convertible into Common Stock at a conversion price of approximately $24.86 per share. These notes mature on May 1, 2003. As of March 31, 1999, the principal amount of the outstanding 6.50% Notes was approximately $83.7 million. Following the exchange, the principal balance of the outstanding notes was approximately $75.3 million. Interest on the 6.50% Notes is payable semi-annually on May 1 and November 1 each year. As of March 31, 1999, there were 32,281,576 shares of common stock outstanding.

         As a result of this debt-to-equity exchange, the net adjustments to the Company's balance sheet will reflect a decrease in long-term debt and an increase in shareholders' equity by approximately $8.4 million. In addition, the conversion will generate a one-time non-cash debt conversion expense during the second quarter of 1999 of approximately $950,000. The Company anticipates that any taxable income realized by this transaction will be offset by current and pre-existing net operating losses.

         In a separate matter, the U.S. District Court, District of Maryland, issued an order on June 18, 1999 dismissing all claims filed by Sharon Mates, the Company's former president, against the Company, the two named directors and affiliate, BioChem Pharma Inc.

         The lawsuit was filed by Dr. Mates in November 1998 and included claims against the Company and two directors for, among other things, abusive discharge, defamation, interference with business relations, and breach of contract. In December 1998, the Company responded by filing a motion to dismiss seeking a court order dismissing all claims on the basis that the allegations in the complaint are not recognizable under applicable law.

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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       NORTH AMERICAN VACCINE, INC.


                                       By: /s/ Randal Chase
                                          --------------------------------------
                                           Randal Chase, Ph.D.
                                           Chief Executive Officer and President


Dated:    June 24, 1999




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